Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 (333-267412 and 333-273015), Form S-3 (333-265956) and Form S-8 (333-258026, 333-263609 and 333-270585) of our report, dated March 15, 2024, with respect to the financial statements of Acurx Pharmaceuticals, Inc. included in this Annual Report on Form 10-K of Acurx Pharmaceuticals, Inc. for the year ended December 31, 2023.  Our audit report includes an explanatory paragraph relating to Acurx Pharmaceuticals, Inc.’s ability to continue as a going concern.

/s/ CohnReznick LLP

Parsippany, New Jersey

March 15, 2024